Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 24, 2021 relating to the consolidated financial statements of Healthcare Trust of America Holdings, LP and subsidiaries, appearing in the Annual Report on Form 10-K of Healthcare Trust of America Holdings, LP for the year ended December 31, 2020.

/s/ DELOITTE & TOUCHE LLP

Phoenix, Arizona

July 7, 2021